Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-228592-11

and 333-228592

$1.5bln Honda Auto Receivables 2021-4 Owner Trust (HAROT 2021-4)

JT-Leads: BofA (struc), Deutsche, Mizuho, TD

Co-Mgrs: ANZ, BNY, JPM, USB

Total Offered E. L.

CLS	SZ($mm)	SZ($mm)	WAL	MD Y/F	PWIN	FINAL	L.FINAL	BENCH	SPD	YLD	CPN	$PX
A-1	315.000	299.250	0.26	P-1/F1+	1-6	5/22	11/21/22				0.143	100.00000
A-2	574.300	545.585	0.98	Aaa/AAA	6-18	5/23	5/21/24	EDSF	+3	0.393	0.39	99.99738
A-3	574.300	545.585	2.28	Aaa/AAA	18-39	2/25	1/21/26	ISWP	+3	0.891	0.88	99.97892
A-4	115.348	109.580	3.24	Aaa/AAA	39-39	2/25	6/21/28	ISWP	+3	1.149	1.14	99.98010

BILL & DELIVER : BofA BBG	TICKER : HAROT 2021-4
EXPECTED RATINGS: Moody's/Fitch	FORMAT : SEC Registered
EXPECTED PRICING: Priced 11/16/21	FIRST PAY DATE: 12/21/21
EXPECTED SETTLE : 11/24/21	PXG SPEED : 1.3% ABS to 10% call
ERISA ELIGIBLE : Yes	DENOMS : $1k x $1K

CUSIPS A-1 43815GAA7	INTEXNET bashond2104_upsize JA43

A-2 43815GAB5

A-3 43815GAC3

A-4 43815GAD1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.